Exhibit 1.01

Conflict Minerals Report of Meru Networks, Inc.

This is the Conflict Minerals Report for Meru Networks, Inc. (“Meru”) for the calendar year ended December 31, 2014 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”), the reporting requirements promulgated by the Securities and Exchange Commission (“SEC”), 17 CFR Parts 240-249(b) (the “SEC Rules”) and the requirements of Item 1.01 of Form SD (together with Rule 13p-1 and the SEC Rules, the “Applicable Rules ”). In accordance with the Applicable Rules, Meru undertook due diligence to determine which Meru products contain minerals that are defined as “conflict minerals” and, with respect to conflict minerals that are necessary to one or more Meru products, to determine the origin, source and chain of custody of those conflict minerals (the “Due Diligence Process”). This Conflict Minerals Report summarizes Meru’s due diligence process to date, including steps contemplated to be taken since the end of 2013 to mitigate the risk that the conflict minerals are sourced from the Democratic Republic of the Congo or an adjoining country (the “Conflict Region”). Terms otherwise not defined herein shall have the meanings ascribed to them in the Applicable Rules.

Pursuant to the Applicable Rules and SEC guidance related thereto, Meru is not required to describe any of its products as DRC conflict free, DRC conflict undeterminable or having not been found to be DRC conflict free, and therefore makes no conclusion in this regard in this report. Furthermore, given that Meru has not voluntarily elected to describe any of its products as DRC conflict free, an independent private sector audit of the report presented herein has not been conducted.

Meru develops and markets a wireless local area network solution, consisting of wireless access points, controllers and appliances. Meru utilizes a number of original design manufacturers (“ODMs”) to manufacture Meru’s products. Meru relies on these ODMs to procure and integrate any and all component parts for Meru’s products.

Reasonable Country of Origin Inquiry

Certain conflict minerals are necessary to the functionality of Meru’s products. In accordance with the Applicable Rules, Meru undertook in good faith a reasonable country of origin inquiry regarding conflict minerals that was reasonably designed to determine whether any of the conflict minerals originated in the Conflict Region, or are from recycled or scrap sources. Meru made inquiries to each of our ODMs asking them to provide information on their sourcing practices, if any, in the Conflict Region. The ODMs each completed a questionnaire regarding information on conflict minerals supplied to Meru. As a result of Meru’s inquiries, 100% of Meru’s ODMs responded.

Meru has not yet received sufficient information from its ODM suppliers to enable it to reasonably conclude that all its products that contain minerals are conflict free. Accordingly, Meru is unable to determine whether the conflict minerals present in our products originate in the Conflict Region.

The Due Diligence Process

Meru’s Due Diligence Process is intended to conform, in all material respects, with the nationally and internationally recognized due diligence framework in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas Second Edition (OECD 2012) and the supplements thereto (“OECD Framework”). A description of certain activities undertaken by Meru, as well as activities Meru intends to undertake, in respect of the OECD Framework is described below.

Establish strong company management systems

Meru has established and committed to a corporate policy statement that explains the importance of the conflict minerals issue and the Company’s responsibility for addressing conflict minerals in its supply chain. A copy of Meru’s Conflict Minerals Policy Statement is available at http://investors.merunetworks.com/corporate-governance.cfm. An inter-disciplinary team coordinated all activities associated with meeting the new reporting requirements of the Applicable Rules. The team is comprised of management representatives from the operations, legal and finance departments.

Identify and assess risks in the supply chain

Meru’s due diligence measures are based on the OECD Framework and communications with its ODMs. Meru has focused its efforts on its ODM suppliers because Meru is many steps removed from the mining of conflict minerals and does not purchase any raw materials for its products. Meru relies on its ODMs to complete the initial “reasonable country of origin inquiry” survey. Meru has requested information from its ODMs, including the Electronic Industry Citizenship Coalition (“EICC”)/Global e-Sustainability Initiative Conflict Minerals Reporting Templates completed by the ODMs. Meru plans to use these responses to complete its overall conflict minerals status assessment and for its continued due diligence efforts.

Meru intends to continue to analyze the smelters and refineries used by its ODMs in order to determine which smelters and refineries, if any, have been certified by the Conflict-Free Sourcing Initiative (the “CFSI ”) Conflict-Free Smelter Program. Attached as Exhibit A hereto is a list of the country locations of the smelters and refineries identified by Meru’s suppliers, grouped according to the specific conflict mineral processed by such smelters and refineries.

Design and implement a strategy to respond to identified risks

If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Meru determines that there is a reasonable risk that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, Meru intends to enforce its Conflict Minerals Policy by means of a series of escalations.

Meru has completed the following actions to date:

•	requested information from ODMs regarding the use of conflict minerals by those manufacturers, specifically within the supply chain for Meru’s products;

•	identified certain Meru products that contain conflict minerals; and

•	monitored SEC releases, industry guidance and court rulings regarding conflict mineral disclosure requirements.

In addition, Meru continues to make progress, and intends to make further progress, on the following:

•	analyzing reports produced by the CFSI listing “conflict free” smelters and refineries; and

•	assessing the feasibility of consulting with outside independent consultants and acquiring tools to collect data to support investigations, reporting, due diligence and potential audits for determination of conflict minerals status.

Carry out independent third party audit of smelter/refinery due diligence practices

Meru has no direct relationship with smelters or refineries in its supply chain but intends to continue analyzing smelter reports from the CFSI to confirm and audit its Due Diligence Process, including relying on the CFSI to conduct third-party audits of smelters and refineries.

Report annually on supply chain due diligence

Meru publicly filed this Form SD and this Conflict Minerals Report with the SEC, and a copy of this Form SD and this Conflict Minerals Report are publicly available on Meru’s website at http://investors.merunetworks.com/sec.cfm.

Future Steps

Meru continues to develop methods, assess tools and adopt procedures that are designed to be both auditable and in accordance with the OECD Framework. Meru seeks to improve its due diligence efforts, including the following steps:

•	establish and enhance reasonable methods to investigate and otherwise due diligence the representations made to it by its suppliers;

•	monitor, and potentially provide ongoing training regarding, emerging best practices and other relevant topics to operations, finance and legal staff responsible for conflict minerals compliance; and

•	work with suppliers to ensure that they have the proper resources to mitigate the risk that any necessary conflict minerals are sourced from the Conflict Region.

FORWARD LOOKING STATEMENTS

Statements relating to due diligence improvements are forward-looking in nature and are based on Meru’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Meru’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third party materials or references to websites (including Meru’s) are not incorporated by reference in, or considered to be a part of this Conflict Minerals Report, unless expressly incorporated by reference herein.

Exhibit A

Smelters

Metal	Location of Smelters’ Facilities
Gold

Australia

Belgium

Brazil

Canada

China

Chile

Germany

Hong Kong

India

Indonesia

Italy

Japan

Kazakhstan

Republic of Korea

Kyrgyzstan

Mexico

Netherlands

Philippines

Russian Federation

Saudi Arabia

Singapore

South Africa

Spain

Sweden

Switzerland

Taiwan

Thailand

Turkey

United States

Uzbekistan

Tantalum	China Germany Japan Kazakhstan Russian Federation United States

Metal	Location of Smelters’ Facilities
Tin	Belgium Bolivia Brazil China France Indonesia Japan Malaysia Peru Philippines Poland Russian Federation Singapore Taiwan Thailand Vietnam United Kingdom United States

Tungsten	Austria China Germany Japan Russian Federation United States